Compensation Recovery Policy
American National Bankshares Inc. and
American National Bank and Trust Company

If the Board of Directors (the “Board”) of American National Bankshares Inc. (the “Company”) determines that a current or former officer of the Company or its subsidiary, American National Bank and Trust Company,  has engaged in fraud, willful misconduct or violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Human Resources and Compensation Committee of the Board (the “Committee”) will review all incentive-based compensation awarded to or earned by that officer on the basis of performance during fiscal periods subject to the restatement.  This would include cash incentive/bonus awards and all forms of equity-based compensation.  If, in the Committee’s view, the incentive-based compensation would have been materially lower if it had been based on the restated results, the Committee will, to the extent permitted by applicable law, recommend to the Board recoupment from that officer of any portion of such incentive-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

In determining whether to recommend recovery of incentive-based payments, the Committee shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation.  The Board, considering the best interests of the shareholders and the recommendation of the Committee, shall have sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy, and whether recoupment should be pursued.  If an officer is also a director and becomes subject to review and potential recoupment under this Policy, he or she shall recuse himself or herself from all Board deliberations with respect to such matter.

Any recoupment under this Policy will be in addition to any other remedies that may be available under applicable law, including termination of employment.

Approved: June 11, 2013